Exhibit 99.1

Civista Bancshares, Inc. Declares Third Quarter Common Dividend

Sandusky, Ohio, July 29, 2022 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced today that the Board of Directors has approved a quarterly dividend of 14 cents per common share to shareholders of record August 9, 2022, payable August 23, 2022.

This dividend represents a payout of approximately $2.2 million. Based on the Civista’s closing stock price of common shares of $22.42 on July 27, 2022, the quarterly dividend produces an annualized yield of 2.50%.

About Civista Bancshares, Inc.:

Prior to the merger with Comunibanc Corp., Civista Bancshares, Inc. was a $3.0 billion financial holding company headquartered in Sandusky, Ohio. Civista’s banking subsidiary, Civista Bank, operated 36 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Upon completion of the merger, Civista will be an approximately $3.3 billion financial holding company, and Civista Bank will operate an additional seven locations in Northwestern Ohio. Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission.

CONTACTS: Richard J. Dutton SVP, Operations, at rjdutton@civb.com or (419) 626-7351.

Source: Civista Bancshares, Inc.